Exhibit 99.1

August 3, 2010	Analyst Contact:	Dan Harrison
	Media Contact:	918-588-7950 Megan Washbourne 918-588-7572

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

TULSA, Okla. – Aug. 3, 2010 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2010 earnings of 39 cents per diluted share, unchanged from the same period last year.  Net income attributable to ONEOK was $41.7 million in the second quarter 2010, unchanged from the same period in 2009.

Net income attributable to ONEOK for the six-month period ended June 30, 2010, was $196.3 million, or $1.82 per diluted share, compared with $164.0 million, or $1.55 per diluted share, for the same period last year.

ONEOK also reaffirmed its 2010 net income guidance in the range of $300 million to $335 million.

“We are pleased with our second-quarter 2010 results,” said John W. Gibson, ONEOK president and chief executive officer.  “The distribution segment performed well, primarily as a result of implementing new rates in Oklahoma that lower our volumetric sensitivity.”

    “The ONEOK Partners segment posted solid operating results, benefiting from the $2 billion capital investment program we completed late last year,” Gibson added.  “The impact of higher natural gas liquids volumes was offset partially by lower optimization margins as a result of less natural gas liquids fractionation and transportation capacity available for optimization.  We expect capacity available for optimization to increase beginning in the third quarter of this year.”

“Our energy services segment performed as expected and continues to focus on aligning its contracted natural gas transportation and storage capacity with the needs of its premium-services customers,” Gibson concluded.

Second-quarter 2010 operating income was $178.7 million, compared with $154.8 million for the second quarter 2009.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

Second-quarter 2010 operating income benefited from higher natural gas liquids (NGL) throughput in the ONEOK Partners segment, primarily from the completion of capital projects in late 2009, as well as new NGL supply connections; higher net margin in the distribution segment due primarily to new rates in Oklahoma that lower volumetric sensitivity, which increases revenues in the warmer months; and higher contracted natural gas transportation capacity in the ONEOK Partners segment.

These second-quarter 2010 increases were offset partially by lower NGL optimization margins due to increasing NGL volumes from customers under fee-based contracts that limited the fractionation and transportation capacity available for optimization activities in the ONEOK Partners segment; and lower transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast location differentials and lower realized seasonal storage differentials, net of hedging, and marketing margins in the energy services segment.

Second-quarter 2010 operating costs were $203.6 million, compared with $210.1 million in the same period last year.  The decrease was due primarily to the timing of certain accruals for employee-related costs, offset partially by the recognition of previously deferred costs in the distribution segment.

Year-to-date 2010 operating income was $516.0 million, compared with $447.8 million for the same period last year.

The increase in year-to-date 2010 results was driven primarily by higher realized seasonal storage differentials, net of hedging, and marketing margins in the energy services segment; higher NGL throughput in the ONEOK Partners segment, primarily from the completion of capital projects in late 2009, and new NGL supply connections; higher net margin in the distribution segment due primarily to new rates in Oklahoma; and higher contracted natural gas transportation capacity on Midwestern Gas Transmission, Viking Gas Transmission and Guardian Pipeline in the ONEOK Partners segment.

These year-to-date 2010 increases were offset partially by lower optimization margins due to increasing NGL volumes from customers under fee-based contracts that limited the fractionation and transportation capacity available for optimization activities in the ONEOK Partners segment; and lower premium-services margins, primarily associated with lower demand fees and managing increased demand to meet customer-peaking requirements due to colder weather in the first quarter 2010, compared with the same period last year, in the energy services segment.

Operating costs for the six-month 2010 period were $406.9 million, compared with $397.1 million in the same period last year.  The increase in operating costs for the six-month 2010 period was due primarily to the operation of the recently completed capital projects and higher employee-related costs in the ONEOK Partners segment; and the recognition of previously deferred costs in the distribution segment.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

> View earnings tables

SECOND-QUARTER 2010 SUMMARY INCLUDES:

•	Operating income of $178.7 million, compared with $154.8 million in the second quarter 2009;
•	ONEOK Partners segment operating income of $146.0 million, compared with $124.8 million in the second quarter 2009;
•	Distribution segment operating income of $32.3 million, compared with $15.0 million in the second quarter 2009;
•	Energy services segment operating income of $0.9 million, compared with $14.3 million in the second quarter 2009;
•
The ONEOK Partners segment announcing approximately $1.1 billion in growth projects in the Bakken Shale in the Williston Basin in the natural gas gathering and processing and natural gas liquids businesses, including the construction of the Garden Creek plant, a new 100 million cubic feet per day (MMcf/d) natural gas processing facility; a 525- to 615-mile NGL pipeline with an initial capacity to transport 60,000 barrels per day (bpd) of unfractionated NGLs from the Bakken Shale to the partnership’s Overland Pass Pipeline; an expansion to increase the capacity of Overland Pass Pipeline to 255,000 bpd; and a 60,000 bpd expansion of fractionation capacity at Bushton, Kan.;

•
The ONEOK Partners segment announcing in April an additional $55 million in growth projects in the Woodford Shale in Oklahoma, with projects in the natural gas gathering and processing and the natural gas liquids businesses, including the connection of the partnership’s western Oklahoma natural gas gathering system to its existing Maysville natural gas processing facility in central Oklahoma; and expansion of its existing Oklahoma NGL gathering system to connect a new natural gas gathering plant;

•	The ONEOK Partners segment announcing in July a $36 million investment to increase the capacity by 15,000 bpd of its Sterling I natural gas liquids distribution pipeline;
•
The ONEOK Partners segment receiving notification in July from Williams Partners L.P. of its election to exercise its option to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent, for which ONEOK Partners expects to receive approximately $425 million upon closing during the third quarter 2010;

•	Kansas Gas Service withdrawing its application in May to become an Efficiency Kansas Loan Program utility partner;
•	Texas Gas Service filing an appeal in May with the Railroad Commission of Texas to increase rates in its El Paso service area by $5.3 million;
•	Texas Gas Service filing for approximately $1.7 million in cost-of-service adjustments in its various service areas;
•
ONEOK, on a stand-alone basis, ending the second quarter with no short-term debt, $1.2 billion available on its existing credit facilities, $100.2 million of cash and cash equivalents and $342.9 million of natural gas in storage;

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

•
Distributions declared on the company’s general partner interest in ONEOK Partners of $29.6 million for the second quarter 2010; distributions declared on the company’s limited partner interest in ONEOK Partners of $47.5 million for the second quarter 2010;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $410.4 million for the six-month period 2010, which exceeded stand-alone capital expenditures and dividends of $174.5 million by $235.9 million;

•	ONEOK Partners repaying $250.0 million of maturing long-term debt with available cash and short-term borrowings;
•	ONEOK Partners establishing a commercial paper program providing for the issuance of up to $1.0 billion of commercial paper to fund its short-term borrowing needs; and
•	Increasing the quarterly dividend to 46 cents, payable on Aug. 13, 2010, to shareholders of record at the close of business July 30, 2010, an increase of 2 cents from the previous quarter.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ second-quarter 2010 operating income was $146.0 million, compared with $124.8 million in the same period last year.

Second-quarter 2010 results reflect a $26.7 million increase due to higher NGL throughput, primarily from the completion of capital projects in late 2009, as well as new NGL supply connections in the natural gas liquids business; a $5.2 million increase due primarily to higher contracted natural gas transportation capacity and the impact of higher natural gas prices on retained fuel in the natural gas pipelines business; a $4.4 million increase due to NGL operational measurement adjustments, compared with the same period last year, in the natural gas liquids business; and a $4.0 million increase due to higher net realized commodity prices in the natural gas gathering and processing business.

These increases were offset by a $14.2 million decrease in optimization margins in the natural gas liquids business resulting from increased NGL volumes from customers under fee-based contracts that limited the fractionation and transportation capacity available for optimization activities.

Additional NGL fractionation capacity will become available when a significant contract at the partnership’s Mont Belvieu fractionator expires in the third quarter 2010 and when a 60,000 barrel per day fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  Additional transportation capacity will become available in the second half of 2011 when the recently announced expansion of the Sterling I NGL purity products distribution pipeline is completed.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

    Second-quarter 2010 operating costs were $97.9 million, compared with $100.5 million in the second quarter 2009.  The decrease was due primarily to the timing of certain accruals for employee-related costs, offset partially by the operations of the capital projects completed last year.

For the first six months 2010, the ONEOK Partners segment posted operating income of $266.1 million, compared with $249.6 million in the same period a year earlier.

Six-month 2010 results reflect a $44.8 million increase due to increased NGL throughput, primarily from the completion of its capital projects, as well as new NGL supply connections in the natural gas liquids business; an $11.7 million increase as a result of higher contracted natural gas transportation capacity on Midwestern Gas Transmission, Viking Gas Transmission and Guardian Pipeline in the natural gas pipelines business; and a $4.8 million increase from higher natural gas storage margins, primarily as a result of contract renegotiations in the natural gas pipelines business.

These six-month 2010 increases were offset partially by a $29.0 million decrease in optimization margins due to increasing NGL volumes from customers under fee-based contracts that limited the fractionation and transportation capacity available for optimization activities in the natural gas liquids business, compared with the same period last year.

Six-month 2010 operating costs were $194.3 million, compared with $190.0 million in the same period a year earlier.  The operating-cost increases for the six-month 2010 period were due primarily to the operation of the completed capital projects and higher employee-related costs.

Depreciation and amortization expense was $44.0 million in the second quarter 2010, compared with $40.0 million in the same period in 2009.  For the six-month 2010 period, depreciation and amortization expense was $87.9 million, compared with $79.9 million in the same period in 2009.  The increases were primarily associated with the partnership’s completed capital projects in 2009.

Second-quarter 2010 equity earnings from investments were $20.7 million, compared with $14.2 million in the same period a year earlier.  For the six-month 2010 period, equity earnings from investments were $41.8 million, compared with $35.4 million in the same period of 2009.  The increases were due to increased throughput on Northern Border Pipeline, of which the partnership owns 50 percent.

Allowance for equity funds used during construction (AFUDC) for the second quarter 2010 was $0.2 million, compared with $9.5 million in the same period last year.  AFUDC for the six-month 2010 period was $0.5 million, compared with $18.5 million in the same period last year.  This decrease was due primarily to the capital projects completed last year in the ONEOK Partners segment.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

Distribution

The distribution segment reported operating income of $32.3 million in the second quarter 2010, compared with $15.0 million in the second quarter 2009.

Second-quarter 2010 results reflect a $17.2 million increase from new rates in Oklahoma that lower volumetric sensitivity, which increases revenues in the warmer months; and a $1.4 million increase in rider and surcharge recoveries in Kansas and Oklahoma.  These increases were offset partially by a $4.3 million decrease in retail marketing margins associated primarily with reduced customer risk-management services.

Residential natural gas volumes sold by the segment’s regulated operations were lower in the second quarter 2010, compared with the same period last year, due to warmer temperatures in the segment’s service territory; however, the impact on earnings was moderated by weather-normalization mechanisms and the new rate design in Oklahoma.

Operating costs in the second quarter 2010 were $98.3 million, compared with $101.1 million in the same period last year.  This decrease was due primarily to lower employee-related costs, offset by increases from the recognition of previously deferred integrity-management program costs in Oklahoma that are recovered in revenues.

For the six months 2010, operating income was $146.1 million, compared with $130.9 million in the same period in 2009.

Six-month 2010 results improved due primarily to a $17.1 million increase from new rates in Oklahoma; a $4.2 million increase in rider and surcharge recoveries in Kansas and Oklahoma; a $2.9 million increase due to higher natural gas sales volumes, primarily in the first quarter of this year; a $1.8 million increase from capital-recovery mechanisms in Kansas; and a $1.7 million increase in transportation volumes.  These increases were offset partially by a $4.5 million decrease in retail marketing margins associated primarily with reduced customer risk-management services.

Residential volumes increased for the six months ended June 30, 2010, compared with the same period last year, due to colder temperatures across the segment’s entire service territory in the first quarter 2010.

Operating costs were $198.0 million for the six months of 2010, compared with $192.6 million for the same period last year. The operating-cost increase includes the recognition of previously deferred integrity-management program costs in Oklahoma and increased outside services expenses, offset partially by lower employee-related costs.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

Energy Services

The energy services segment reported second-quarter 2010 operating income of $0.9 million, compared with $14.3 million in the same period in 2009.

Second-quarter results reflect an $8.1 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast location differentials; a $5.9 million decrease due to lower realized seasonal natural gas storage differentials, net of hedging, and marketing margins; and a $2.7 million decrease in premium-services margins, primarily associated with lower demand fees.  These decreases were offset partially by a $1.1 million increase in financial trading margins.

Second-quarter 2010 operating costs were $6.5 million, compared with $8.9 million in the same period last year, due to lower employee-related costs.

Operating income for the six-month 2010 period was $104.0 million, compared with operating income of $66.2 million in the same period in 2009.

Six-month 2010 results reflect a $65.7 million increase due primarily to higher realized seasonal storage differentials, net of hedging, and marketing margins.

This increase was offset partially by a $25.3 million decrease in premium-services margins, associated primarily with lower demand fees and managing increased demand to meet customer-peaking requirements due to colder weather in the first quarter 2010, compared with the same period last year; and a $3.3 million decrease in transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast location differentials.

Operating costs for the six-month 2010 period were $14.0 million, compared with $15.0 million in the same period last year.

At June 30, 2010, total natural gas in storage was 50.4 billion cubic feet (Bcf), compared with 68.6 Bcf a year earlier.  Total natural gas storage capacity under lease was 74.6 Bcf at the end of the second quarter 2010, compared with 82.5 Bcf in the same period in 2009.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars)
Marketing, storage and transportation, gross	$51.6	$74.7	$215.0	$186.6
Storage and transportation costs	45.3	51.6	100.0	108.6
Marketing, storage and transportation, net	6.3	23.1	115.0	78.0
Financial trading, net	1.3	0.2	3.3	3.4
Net margin	$7.6	$23.3	$118.3	$81.4

2010 EARNINGS GUIDANCE:

ONEOK reaffirmed its 2010 net income guidance in the range of $300 million to $335 million.

2010 CAPITAL EXPENDITURES GUIDANCE UPDATED:

2010 capital expenditures guidance has been updated to $716 million from $603 million, reflecting primarily a $115 million increase in the ONEOK Partners segment.

2010 Projected Capital Expenditures
(Millions of dollars)
ONEOK Partners	$477
Distribution	216
Other	23
Total projected capital expenditures	$716

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Aug. 4, 2010, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 866-227-1582, pass code 1465061, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1465061.

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/OKE_Q2_2010_Earnings_Release_TABLES_ONLY.ashx

NON-GAAP FINANCIAL MEASURES:

ONEOK has disclosed in this news release a stand-alone cash flow, before changes in working capital, amount that is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes net of the change in taxes receivable and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by
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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•
the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the United States economy, including increasing liquidity risks in United States credit markets;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Quarterly Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKE-FE

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ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per share amounts)

Revenues	$2,807,131	$2,227,627	$6,731,098	$5,017,454
Cost of sales and fuel	2,349,054	1,795,201	5,653,701	4,033,617
Net margin	458,077	432,426	1,077,397	983,837
Operating expenses
Operations and maintenance	178,478	184,874	358,750	346,593
Depreciation and amortization	75,510	71,249	153,367	143,375
General taxes	25,103	25,261	48,176	50,488
Total operating expenses	279,091	281,384	560,293	540,456
Gain (loss) on sale of assets	(273)	3,762	(1,058)	4,426
Operating income	178,713	154,804	516,046	447,807
Equity earnings from investments	20,676	14,188	41,792	35,410
Allowance for equity funds used during construction	235	9,468	482	18,471
Other income	711	7,939	3,620	9,604
Other expense	(7,552)	(1,399)	(8,606)	(5,343)
Interest expense	(75,361)	(73,392)	(151,881)	(151,353)
Income before income taxes	117,422	111,608	401,453	354,596
Income taxes	(31,048)	(30,258)	(128,359)	(109,697)
Net income	86,374	81,350	273,094	244,899
Less: Net income attributable to noncontrolling interests	44,650	39,671	76,831	80,935
Net income attributable to ONEOK	$41,724	$41,679	$196,263	$163,964

Earnings per share of common stock
Net earnings per share, basic	$0.39	$0.40	$1.85	$1.56
Net earnings per share, diluted	$0.39	$0.39	$1.82	$1.55

Average shares of common stock (thousands)
Basic	106,356	105,335	106,244	105,249
Diluted	107,838	105,950	107,624	105,848

Dividends declared per share of common stock	$0.44	$0.40	$0.88	$0.80

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$103,251	$29,399
Accounts receivable, net	904,325	1,437,994
Gas and natural gas liquids in storage	572,941	583,127
Commodity imbalances	71,289	186,015
Energy marketing and risk management assets	88,183	113,039
Other current assets	138,266	238,890
Total current assets	1,878,255	2,588,464

Property, plant and equipment
Property, plant and equipment	10,304,502	10,145,800
Accumulated depreciation and amortization	2,457,162	2,352,142
Net property, plant and equipment	7,847,340	7,793,658

Investments and other assets
Goodwill and intangible assets	1,026,726	1,030,560
Energy marketing and risk management assets	19,686	23,125
Investments in unconsolidated affiliates	757,232	765,163
Other assets	590,672	626,713
Total investments and other assets	2,394,316	2,445,561
Total assets	$12,119,911	$12,827,683

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2010	2009
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$643,225	$268,215
Notes payable	680,000	881,870
Accounts payable	830,015	1,240,207
Commodity imbalances	205,967	394,971
Energy marketing and risk management liabilities	35,628	65,162
Other current liabilities	480,773	488,487
Total current liabilities	2,875,608	3,338,912

Long-term debt, excluding current maturities	3,697,585	4,334,204

Deferred credits and other liabilities
Deferred income taxes	1,053,931	1,037,665
Energy marketing and risk management liabilities	5,081	8,926
Other deferred credits	617,132	662,514
Total deferred credits and other liabilities	1,676,144	1,709,105

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,676,368 shares and outstanding
106,415,009 shares at June 30, 2010; issued 122,394,015 shares and
outstanding 105,906,776 shares at December 31, 2009	1,227	1,224
Paid-in capital	1,375,090	1,322,340
Accumulated other comprehensive loss	(103,486)	(118,613)
Retained earnings	1,788,501	1,685,710
Treasury stock, at cost: 16,261,359 shares at June 30, 2010 and
16,487,239 shares at December 31, 2009	(674,103)	(683,467)
Total ONEOK shareholders' equity	2,387,229	2,207,194

Noncontrolling interests in consolidated subsidiaries	1,483,345	1,238,268

Total equity	3,870,574	3,445,462
Total liabilities and equity	$12,119,911	$12,827,683

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating activities
Net income	$273,094	$244,899
Depreciation and amortization	153,367	143,375
Allowance for equity funds used during construction	(482)	(18,471)
Loss (gain) on sale of assets	1,058	(4,426)
Equity earnings from investments	(41,792)	(35,410)
Distributions received from unconsolidated affiliates	39,034	38,233
Deferred income taxes	42,794	40,865
Share-based compensation expense	10,205	8,551
Other	3,416	(767)
Changes in assets and liabilities:
Accounts receivable	531,537	492,441
Gas and natural gas liquids in storage	1,618	285,271
Accounts payable	(407,513)	(324,364)
Commodity imbalances, net	(74,278)	(18,352)
Unrecovered purchased gas costs	89,026	42,766
Energy marketing and risk management assets and liabilities	64,050	35,373
Fair value of firm commitments	(68,968)	179,582
Other assets and liabilities	(25,039)	(33,714)
Cash provided by operating activities	591,127	1,075,852
Investing activities
Changes in investments in unconsolidated affiliates	9,448	17,393
Capital expenditures (less allowance for equity funds used during construction)	(179,704)	(407,600)
Proceeds from sale of assets	371	10,029
Cash used in investing activities	(169,885)	(380,178)
Financing activities
Repayment of notes payable, net	(201,870)	(710,090)
Repayment of notes payable with maturities over 90 days	-	(870,000)
Issuance of debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Repayment of debt	(256,543)	(107,970)
Repurchase of common stock	(5)	(250)
Issuance of common stock	7,884	4,342
Issuance of common units of ONEOK Partners, net of discounts	322,704	220,458
Dividends paid	(93,472)	(84,202)
Distributions to noncontrolling interests	(126,088)	(105,307)
Cash used in financing activities	(347,390)	(1,158,694)
Change in cash and cash equivalents	73,852	(463,020)
Cash and cash equivalents at beginning of period	29,399	510,058
Cash and cash equivalents at end of period	$103,251	$47,038

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$288.2	$262.0	$549.3	$515.6
Operating costs	$97.9	$100.5	$194.3	$190.0
Depreciation and amortization	$44.0	$40.0	$87.9	$79.9
Operating income	$146.0	$124.8	$266.1	$249.6
Equity earnings from investments	$20.7	$14.2	$41.8	$35.4
Natural gas gathered (BBtu/d) (a)	1,088	1,130	1,090	1,147
Natural gas processed (BBtu/d) (a)	690	658	677	655
Natural gas transportation capacity contracted (MMcf/d)	5,454	5,192	5,656	5,220
Transportation capacity subscribed	84%	79%	87%	79%
Residue gas sales (BBtu/d) (a)	290	291	283	288
NGL sales (MBbl/d)	449	401	438	391
NGLs fractionated (MBbl/d)	524	479	508	472
NGLs transported-gathering lines (MBbl/d)	480	364	460	344
NGLs transported-distribution lines (MBbl/d)	482	461	475	453
Capital expenditures	$62.9	$129.4	$98.7	$321.9
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.16	$0.12	$0.12	$0.10
Realized composite NGL net sales price ($/gallon) (a) (b)	$0.90	$0.84	$0.94	$0.85
Realized condensate net sales price ($/Bbl) (a) (b)	$63.45	$77.03	$62.92	$72.51
Realized residue gas net sales price ($/MMBtu) (a) (b)	$5.37	$3.21	$5.33	$3.42
Realized gross processing spread ($/MMBtu) (a)	$3.48	$6.34	$3.70	$6.34
(a) - Statistics relate to ONEOK Partners’ natural gas gathering and processing business.
(b) - Includes equity volumes only.
Distribution
Net margin	$161.5	$146.4	$408.3	$385.4
Operating costs	$98.3	$101.1	$198.0	$192.6
Depreciation and amortization	$30.9	$30.7	$64.2	$62.3
Operating income	$32.3	$15.0	$146.1	$130.9
Capital expenditures	$46.9	$32.6	$78.3	$77.3
Natural gas volumes (Bcf)
Gas sales	20.3	22.0	101.9	95.6
Transportation	48.2	47.4	110.3	103.4
Natural gas margins
Gas sales	$132.5	$115.8	$340.5	$316.3
Transportation	$18.5	$19.2	$48.1	$45.8

Energy Services
Net margin	$7.6	$23.3	$118.3	$81.4
Operating costs	$6.5	$8.9	$14.0	$15.0
Depreciation and amortization	$0.2	$0.1	$0.3	$0.2
Operating income	$0.9	$14.3	$104.0	$66.2
Natural gas marketed (Bcf)	201	257	468	585
Natural gas gross margin ($/Mcf)	$0.04	$0.09	$0.26	$0.14
Physically settled volumes (Bcf)	435	542	944	1,176

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$146	$-	$146
Distribution	32	-	-	32
Energy Services	1	-	-	1
Other	-	-	-	-
Operating income	33	146	-	179
Equity in earnings of ONEOK Partners	60	-	(60)	-
Other income (expense)	(3)	17	-	14
Interest expense	(22)	(53)	-	(75)
Income taxes	(26)	(5)	-	(31)
Net income	42	105	(60)	87
Less: Net income attributable to noncontrolling interests	-	-	45	45
Net income attributable to ONEOK	$42	$105	$(105)	$42

	Six Months Ended June 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$266	$-	$266
Distribution	146	-	-	146
Energy Services	104	-	-	104
Other	-	-	-	-
Operating income	250	266	-	516
Equity in earnings of ONEOK Partners	112	-	(112)	-
Other income (expense)	(3)	40	-	37
Interest expense	(45)	(107)	-	(152)
Income taxes	(118)	(10)	-	(128)
Net income	196	189	(112)	273
Less: Net income attributable to noncontrolling interests	-	-	77	77
Net income attributable to ONEOK	$196	$189	$(189)	$196

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$125	$-	$125
Distribution	15	-	-	15
Energy Services	14	-	-	14
Other	1	-	-	1
Operating income	30	125	-	155
Equity in earnings of ONEOK Partners	58	-	(58)	-
Other income (expense)	3	27	-	30
Interest expense	(22)	(51)	-	(73)
Income taxes	(27)	(3)	-	(30)
Net income	42	98	(58)	82
Net income	-	-	40	40
Net income attributable to ONEOK	$42	$98	$(98)	$42

	Six Months Ended June 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$250	$-	$250
Distribution	131	-	-	131
Energy Services	66	-	-	66
Other	1	-	-	1
Operating income	198	250	-	448
Equity in earnings of ONEOK Partners	116	-	(116)	-
Other income (expense)	3	55	-	58
Interest expense	(49)	(102)	-	(151)
Income taxes	(104)	(6)	-	(110)
Net income	164	197	(116)	245
Net income	-	-	81	81
Net income attributable to ONEOK	$164	$197	$(197)	$164

ONEOK Announces Second-quarter 2010 Earnings;
Reaffirms 2010 Earnings Guidance

August 3, 2010

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2010
(Millions of dollars)
Net income	$273.1
Net income attributable to noncontrolling interests	(76.8)
Equity in earnings of ONEOK Partners	(112.3)
Distributions received from ONEOK Partners	148.3
Depreciation and amortization	65.5
Deferred income taxes, net of the change in taxes receivable	99.1
Other	13.6
Cash flow, before changes in working capital	$410.4